Exhibit 10.4

LaBRANCHE & CO INC.

ANNUAL INCENTIVE PLAN

(As Amended March 30, 2006)

1. Purpose. The purpose of the LaBranche & Co Inc. Annual Incentive Plan (the “Plan”) is to enable LaBranche & Co Inc. (the “Company”) and its subsidiaries and affiliates (collectively with the Company, the “Firm”) to attract, motivate and retain employees by allowing them to participate in an annual profit-based compensation pool.

2. Administration.

(a) Committee. Subject to Section 2(c) hereof, the Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) whose members shall serve at the pleasure of the Board. Notwithstanding the foregoing, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all the authority and responsibility granted to the Committee herein.

(b) Authority of Committee. Subject to the limitations of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to designate those employees (in addition to the managing directors of the Firm) who shall participate in the Plan (the “Participants”) for each Performance Period (as defined in Section 3 hereof), prescribe the terms and conditions of bonus awards under the Plan, construe, interpret and apply the provisions of the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operation, make all determinations necessary or advisable in administering the Plan (including, without limitation, calculating the amount of the bonus payable to each Participant), correct any defect, supply any omission and reconcile any inconsistency in the Plan, and make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Plan. The determination of the Committee on all matters relating to the Plan shall be final, binding and conclusive.

(c) Allocation and Delegation of Responsibility. The Committee may allocate among its members and may delegate some or all of its administrative responsibilities to such individual or individuals who are not members of the Committee or Participants as it shall deem necessary or appropriate.

(d) Indemnification. The Company shall indemnify and hold harmless each member of the Committee and any person to whom any duty or power relating to the administration or interpretation of the Plan is properly delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

3. Performance Periods. The Plan shall operate over a series of fiscal year periods, or portions thereof (each, a “Performance Period”), as determined by the Committee. Performance Periods under the Plan may run consecutively or concurrently.

4. Participation. Participation in the Plan is limited to (a) managing directors of the Firm and (b) such other employees of the Firm as the Committee, acting in its sole discretion, may select.

5. Compensation Pool.

(a) Establishment and Allocation. The Firm will set aside thirty percent (30%) of its Pre-Tax Income (as defined below), or such lower percentage as the Committee may determine, for each Performance Period for the payment of incentive bonuses to Participants (the “Compensation Pool”). Subject to the provisions hereof, the Compensation Pool will be allocated among the Participants in such amounts or percentages as the Committee, acting in its sole discretion, shall determine. In allocating the Compensation Pool for any Performance Period, the Committee may take into account such factors and considerations as it deems appropriate in any individual case.

(b) Maximum Individual Award. No Participant may be paid a bonus amount for any Performance Period that is, when combined with the amount, if any, previously paid under the Plan (in cash and/or equity-based awards) to such Participant with respect to any prior Performance Period ending during the same fiscal year period as such Performance Period, greater than twenty-five percent (25%) of the aggregate Compensation Pool for such Performance Period and such prior Performance Period.

(c) Maximum Plan Award. In no event shall the aggregate amount paid under the Plan and the LaBranche & Co Inc. Senior Executive Bonus Plan, as amended, with respect to any fiscal year of the Company exceed 30% of the Company’s Pre-Tax Income for such fiscal year.

(d) Negative Discretion. Notwithstanding anything to the contrary in the Plan, the Committee may, in its sole discretion, reduce or eliminate the bonus amount otherwise payable to any Participant for a particular Performance Period at any time prior to the payment of bonuses to Participants for such Performance Period pursuant to Section 7 hereof.

(e) Definition of Pre-Tax Income. “Pre-Tax Income” shall mean the Company’s “income before provision for income taxes” as reported on the Company’s consolidated financial statements for the relevant Performance Period, but adjusted by disregarding: (i) amounts expensed as a result of the amortization of equity-based awards granted to any individual at any time, (ii) amounts expensed as a result of the amortization of grants of equity-based awards granted in connection with any acquisition, (iii) losses related to the impairment of goodwill, other intangible assets and exchange memberships, (iv) restructuring expenses, (v) gains or losses on the extinguishment of Company debt, (vi) gains or losses on the restructuring of Company debt or other liabilities, (vii) gains or losses that are the direct result of major casualties or natural disaster, (viii) non-cash gains or losses with respect to the shares of NYSE Group stock acquired, and continued to be held, by the Company in connection with the merger between the NYSE and Archipelago Holdings, Inc., and (ix) any other expenses, losses, income or gains that are separately disclosed and are unusual in nature or infrequent in occurrence.

6. Termination of Employment. If a Participant’s employment with the Firm terminates for any reason before the end of a Performance Period, the Committee shall have the discretion to determine whether such Participant’s share of the Compensation Pool for such Performance Period shall be forfeited or reduced on a pro-rata basis to reflect the portion of such Performance Period during which the Participant was employed by the Firm and whether to make such other arrangements as the Committee deems appropriate in connection with the termination of such Participant’s employment. The Committee, acting in its sole discretion, shall determine whether and the manner in which the percentage of the Compensation Pool for any Performance Period which is forfeited or otherwise not applied will be allocated to Participants and/or otherwise utilized for the benefit of the Firm.

7. Payment of Bonus Amount; Deferral. Each Participant’s bonus shall be payable by such Participant’s Participating Employer (as defined in Section 10(j) hereof), or in the case of a Participant employed by more than one Participating Employer, by each such employer as determined by the Committee. Bonuses hereunder shall be payable, in the discretion of the Committee, in cash and/or equity-based awards (including unrestricted shares of Common Stock, restricted shares of Common Stock, options to purchase shares of Common Stock, restricted stock units or any other equity-based award permitted under the LaBranche & Co Inc. Equity Incentive Plan, as amended, or any successor or future plan or any combination thereof). The cash portion of the bonus shall be paid at such time as bonuses are generally paid by the Participating Employer(s) for the relevant Performance Period, but in no event later than the 15th day of the third month following the Company’s first taxable year in which such amount is no longer subject to a substantial risk of forfeiture. Any equity-based awards shall be subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of the plan under which such equity-based award is granted may determine. Subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, each Participant may be permitted or required to defer receipt of part or all of any bonus otherwise payable to him or her under the Plan on such terms and conditions as may be imposed by the Committee.

8. Amendment; Termination. The Board reserves the right at any time and from time to time to modify, alter, amend, suspend, discontinue or terminate the Plan in any respect whatsoever, provided that no such action may reduce the amount of any previously declared bonus that is then owed by the Firm to a Participant without such Participant’s consent.

9. General Provisions.

(a) Nonassignability. No rights of any Participant (or of such Participant’s estate pursuant to this Section 9(a)) under the Plan may be sold, exchanged, transferred, assigned, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily. Any sale, exchange, transfer, assignment, hypothecation or other disposition in violation of this Section 9(a) shall be null and void ab initio. In the event of a Participant’s death, any previously earned and unpaid bonus shall be paid to such Participant’s estate.

(b) Plan Creates No Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continue in the employ or other service of the Firm or affect the right of the Firm to terminate such employment or other service at any time.

(c) Waiver of Rights. Each Participant recognizes and agrees that prior to being selected by the Committee to participate in the Plan, such Participant has no rights hereunder. Accordingly, in consideration of the designation of a Participant to participate in the Plan, each Participant expressly waives any right to contest the amount of any bonus payable hereunder, the terms of the Plan or any determination, action or omission hereunder by the Committee, the Firm or the Board.

(d) Unfunded Plan. The Plan shall be unfunded. The Firm shall not be required to establish any special segregation of assets to assure payment of bonuses hereunder.

(e) Arbitration. Any dispute, controversy or claim between the Firm and any Participant arising out of or relating to or concerning the provisions of the Plan shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (“NYSE”) or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims asserted by any Participant must first be submitted to the Committee in accordance with claims procedures established by the Committee in its sole discretion.

(f) Governing Law. All rights and obligations under the Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

(g) Tax Withholding. In connection with any payment to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation (including, without limitation, FICA tax), the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant, whether or not pursuant to the Plan, or the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.

(h) Right of Offset. The Firm shall have the right to offset, against the obligation to pay a bonus to any Participant, any outstanding amounts such Participant then owes to the Firm.

(i) No Third Party Beneficiaries. The Plan shall not confer on any person other than the Firm and the Participants any rights or remedies.

(j) Participating Employers. Each subsidiary or affiliate of the Company that is the principal employer of a Participant shall be deemed to have adopted the Plan (a “Participating Employer”). Except for purposes of determining the amount of each Participant’s bonus, the Plan shall be treated as a separate plan maintained by each Participating Employer and the obligation to pay a bonus to each Participant shall be the sole liability of the Participating Employer(s) by which the Participant is employed, and neither the Company nor any other Participating Employer shall have any liability with respect to such amounts.

(k) Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of each Participant, the Firm and the Firm’s successors or assigns.